Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

            LOS ANGELES, CA November 6, 2007 — Arden Group, Inc. (Nasdaq—ARDNA) today released its sales and income figures for the third quarter and thirty-nine weeks ended September 29, 2007.

            Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

2 of 2

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

THIRD QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		September 29,	September 30,	September 29,	September 30,
		2007	2006	2007	2006
Sales	(a)	$119,433,000	$118,141,000	$359,686,000	$355,308,000

Operating Income	(b)	14,088,000	9,052,000	33,902,000	24,831,000
Interest, dividend and other income (expense), net		905,000	703,000	2,267,000	1,600,000

Income before income taxes		14,993,000	9,755,000	36,169,000	26,431,000
Income tax provision		6,109,000	3,975,000	14,318,000	10,770,000

Net income		$8,884,000	$5,780,000	$21,851,000	$15,661,000

Basic and diluted net income per common share	(c)	$2.81	$1.79	$6.91	$4.82

Basic and diluted weighted average common shares outstanding	(c)	3,161,098	3,229,429	3,161,098	3,246,431

(a)	Same store sales increased 1.1% and 1.2% during the thirteen and thirty-nine weeks ended September 29, 2007, respectively, compared to the same periods of 2006.

(b)

During the third quarter, a new labor agreement was reached between the United Food & Commercial Workers International Union and the three major grocery retailers in our trade area. Effective March 2007, the agreement provided for a reduction in the pension and health care contribution rates to the multi-employer trust funds to which the Company is a party. Consequently, pension and health care expense decreased from $5,531,000 during the third quarter of 2006 to $1,136,000 during the same period of 2007. The decrease in expense also reflects a retroactive credit of $2,374,000 for the period from March 2007 through June 2007. Operating income for the third quarter of 2007 and 2006 also includes compensation expense related to stock appreciation rights (SARs) of $1,127,000 and $422,000, respectively. SARs compensation expense for the first nine months of 2007 and 2006 totaled $2,381,000 and $2,842,000, respectively.

(c)

During January and February of 2006, the Company purchased 149,573 shares of Class A Common Stock in unsolicited private transactions with unrelated parties for an aggregate purchase price of approximately $12,481,000. As a result of these purchases and a purchase in December 2006 of 68,331 shares for approximately $7,518,000, the weighted average shares outstanding of Class A Common Stock used in computing net income per common share decreased for the thirteen and thirty-nine weeks ended September 29, 2007 when compared to the same periods of 2006. The reduction in shares outstanding contributed to the increase in net income per common share on a comparative basis.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950